Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Waste Services, Inc. on Form S-3/A (File No. 333-116795) of our report dated March 20, 2003, except for the effect of the restatement related to the beneficial conversion feature as described in Note 1 to the financial statements included in the 2002 Form 20-F/A (Amendment No. 2) of Capital Environmental Resource Inc., which is as of November 4, 2003, relating to the consolidated financial statements, which appear in Waste Services Inc.’s Annual Report to Shareholders on Form 10-K for the year ended December 31, 2004.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Canada
March 9, 2005